EXHIBIT 99.1

AMERICAN PATRIOT FINANCIAL GROUP ANNOUNCES RESIGNATION OF JERRY A. SIMMERLY AND APPOINTMENTS OF MICHAEL BURNS AS PRESIDENT AND DR. WILLIAM J. SMEAD AS INTERIM CHIEF EXECUTIVE OFFICER

March 9, 2009

American Patriot Financial Group, Inc. (the “Company”), the holding company for American Patriot Bank (the “Bank”) today announced the resignation of Jerry A. Simmerly as President, Chief Executive Officer and a member of the boards of directors of the Company and the Bank.  Dr. William J. Smead, Chairman of the Company said, “We are grateful to Mr. Simmerly for his contributions to our organization and wish him well in his future endeavors.”

The Company also announced the appointment of Michael Burns, currently a member of the Company’s and the Bank’s boards of directors, as President of the Company and the Bank.  The Company’s and the Bank’s boards of directors also appointed Dr. William J. Smead, currently the Chairman of the Company’s and the Bank’s boards of directors, to serve as the interim Chief Executive Officer of the Company and the Bank, effective immediately.  The Company will conduct a search for a successor Chief Executive Officer.

American Patriot Financial Group, Inc. is a $120 million one-bank holding company formed as a Tennessee corporation to own 100% of the stock of American Patriot Bank, based in Greeneville, Tennessee. American Patriot Bank maintains four office locations, three in Greeneville, Tennessee and one in Maryville, Tennessee.